Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.

ANNOUNCES ESTIMATED FOURTH QUARTER 2012 RESULTS

AND 2013 FINANCIAL GUIDANCE

The Woodlands, Texas (February 1, 2013) – TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced 2013 earnings guidance and a preliminary estimate of fourth quarter 2012 results.

Highlights of the estimated fourth quarter 2012 results and 2013 earnings guidance include:

•         estimating fourth quarter 2012 earnings per fully diluted share attributable to TETRA stockholders of $0.18 to $0.20, excluding Maritech and unusual charges totaling $(0.24) per share;

•         confirming cash generation in excess of $80.0 million during the fourth quarter of 2012 from the sale of certain assets and accounts receivable improvements;

•         targeting completion of Maritech’s decommissioning liabilities by the third quarter of 2013; and

•         projecting an increase in adjusted 2013 earnings per share of 29%, based on the midpoints of estimated 2012 results and 2013 guidance, reflecting recent acquisitions and a favorable outlook for Offshore Services, Compressco, and the Fluids Division, which is expected to offset potential weakness in the onshore North American market.

Excluding an expected loss from the continued winding-down of the Maritech segment, earnings guidance for 2013 is $0.75 to $0.85 per fully diluted share from continuing operations attributable to TETRA stockholders. The Company expects the loss attributable to the continued winding-down of the Maritech segment during 2013 to be approximately $0.03 per fully diluted share. Including such loss, earnings guidance for 2013 on a U.S. GAAP basis is $0.72 to $0.82 per fully diluted share.

In addition, the Company announced that it expects to report adjusted fourth quarter 2012 results of $0.18 to $0.20 per fully diluted share, excluding a loss in the Maritech segment and certain unusual items that together are expected to aggregate to approximately $(0.24) per share. Including such items and the Maritech segment’s loss, the preliminary estimate of fourth quarter 2012 results is a loss of $(0.04) to $(0.06) per fully diluted share attributable to TETRA stockholders.

Financial guidance for 2013 and projected results for the fourth quarter of 2012 that exclude the impact of the Maritech segment and unusual charges are non-GAAP financial measures. As discussed below, management believes that it is helpful to an understanding of the Company’s business going forward to present financial guidance and projected results that exclude the impact of Maritech. Such results, reconciled to the nearest GAAP financial measures, are included at the end of this press release.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, commented, “Our preliminary estimate of $0.18 to $0.20 of adjusted earnings per fully diluted share for the fourth quarter of 2012 excludes Maritech and certain unusual items. We expect fourth quarter results to include a charge related to an increase to Maritech’s estimated current and future well abandonment and decommissioning liabilities of $20.0 to $22.0 million, primarily due to weather conditions in December that disrupted work in progress, implementation of our accelerated timeline for completing the remaining work, and several problem wells. We also achieved our fourth quarter goal of generating at least $80.0 million of cash from the sale of certain assets and accounts receivable improvements. Consistent with our historic practice, we will report audited 2012 results in late February.”

Mr. Brightman continued, “For the Fluids Division, our midrange 2013 guidance estimates of $377.5 million in revenues and $60.0 million of pretax profit represent a significant improvement over our expected 2012 results. One of the main contributors to this anticipated improvement is our assumption that the increased activity we experienced in 2012 in the deepwater Gulf of Mexico will continue in 2013. We believe that our continued investment in additional clear brine fluids manufacturing capacity will enable us to meet this expected demand and benefit 2013 results. In addition, we expect to benefit from ongoing operational improvements at our El Dorado, Arkansas calcium chloride facility. Another area of focus for the Fluids Division in 2013 will be investing in the growth of our water management business, continuing the product expansion effort we began in 2012.

“For the Production Testing segment, our midrange 2013 guidance estimates are $248.5 million in revenues and $52.5 million of pretax profit. This segment’s significant earnings growth in 2012 was due, in large part, to the three acquisitions we closed during that year. We have successfully integrated the three acquisitions and expect each of them to show growth during 2013. Despite a challenging North American market environment, we expect results from our production testing businesses during the first half of 2013 to be similar to results achieved during the second half of 2012, and we anticipate an improvement in this market during the second half of 2013. We will continue to invest in international growth in this segment, and have been awarded several projects.

“Our midrange 2013 guidance estimates for the Compressco segment are $132.5 million in revenues and $27.0 million of pretax profit. This expected improvement over anticipated 2012 results is driven by a combination of several factors. First, we expect to continue to benefit from our significant 2012 investments in Latin America. The favorable impact of these investments was evident in Compressco’s results during the second half of 2012, and we expect this trend to continue throughout 2013. Second, we expect to continue to benefit from cost reductions taken during 2012 and the ongoing implementation of supply chain strategies during 2013. Third, as a result of our ongoing focus on unconventional applications in oil, liquids and associated gas, primarily in vapor recovery applications in the liquid-driven U.S. shale basins, we believe this area has grown to more than 20% of Compressco’s business. Finally, we expect the stabilization of gas prices during the second half of 2012 to continue and benefit our conventional gas applications in 2013.

“Our midrange 2013 guidance estimates for the Offshore Services segment are $271.5 million in revenues and $34.5 million of pretax profit. The primary driver of this anticipated improvement over 2012 results is the benefit of cost reductions initiated during the third and fourth quarters of 2012 and ongoing cost reductions planned for the first half of 2013. We have been pleased with the performance of the TETRA Hedron heavy lift barge, which was extensively utilized over the past year. We observed improvement in the speed of issuance of federal permits for the decommissioning of platforms during the fourth quarter of 2012, and we have also seen increased bid activity over the past month. In addition, we entered 2013 with a higher than typical backlog. Overall, we believe that there is pent-up demand for abandonment and decommissioning services that will drive improved results for this segment in 2013.

“We expect our first quarter 2013 earnings to be in the range of $0.09 to $0.12 per fully diluted share excluding Maritech, which is expected to report a loss of approximately $(0.01) per share in the first quarter.

“The allocation among our operating segments of anticipated capital expenditures of $109.0 million in 2013 (excluding $2.0 million of corporate capital expenditures) is consistent with our previously stated strategy of growing our Fluids Division and Production Testing segment. We expect this growth to be focused on geographic expansion in both businesses, product expansion in Production Testing, and the growth of our water management business in the Fluids Division. We also expect 2013 capital spending to support continued domestic and international growth for the Compressco segment. We are comfortable with the existing fleet of assets in our Offshore Services segment, and our 2013 capital spending in that segment will be focused on the optimization of our assets for operation in a challenging market environment.

“We closed 2012 with a very strong balance sheet due to the completion of the sale and leaseback of our corporate headquarters building and the sale of certain other assets prior to year end, and our ongoing focus on accounts receivable improvements. A major focus for us during 2013 will be the completion of abandonment and decommissioning work on properties operated by Maritech. Currently, we expect to complete this work during the third quarter of 2013. The abandonment and decommissioning work on our non-operated properties is also scheduled for completion this year. Our anticipated expenditure for all of this work during 2013 is $80.0 million, the majority of which will require utilization of non-TETRA assets, due to the mix of operated and non-operated properties. If this timetable is accomplished, we will end 2013 with no significant remaining Maritech abandonment and decommissioning liabilities.”

Divisional Estimates
(in millions)		Profit Before
	Revenues	Tax (PBT)		Cash CapEx		DD&A
Fluids Division	$370 – 385	$58 – 62		$46		$24
Offshore Services	267 – 276	33 – 36		7		16
Intersegment eliminations	(39) – (40)	-		-		-
Offshore Division	228 – 236	33 – 36		7		16
Production Testing	243 – 254	50 – 55		36		31
Compressco	128 – 137	25 – 29		20		16
Intersegment eliminations	(3) – (4)	-		-		-
Production Enhancement Division	368 – 387	75 – 84		56		47
Operating divisions total	$966 – 1,008	$166 – 182	(1)	$109	(2)	$87	(3)

(1) Operating division guidance excludes an expected pretax loss of $4.0 million in the Maritech segment.

(2) Excludes $2.0 million of corporate.

(3) Excludes $3.0 million of corporate.

Consolidated 2013 Estimate
(in millions, except per share amounts)
	TETRA Earnings Guidance Range
Operating profit (divisional PBT)	$166.0	$182.0
Corporate overhead	(48.0)	(50.0)
Net interest and other expenses	(19.0)	(20.0)
Income before taxes	99.0	112.0
Provision for income taxes (35.8%)	(35.5)	(40.0)
Net income	63.5	72.0
Net income attributable to non-controlling interest	(3.5)	(4.0)
Net income attributable to TETRA stockholders	$60.0	$68.0
Fully diluted shares outstanding	80.0	80.0
Adjusted per share earnings excluding Maritech	$0.75	$0.85
Maritech loss	(0.03)	(0.03)
Consolidated per share earnings guidance	$0.72	$0.82

Reconciliation of Non-GAAP Financial Measures

This press release refers to estimated fourth quarter 2012 results and earnings guidance for 2013 that exclude Maritech and unusual charges. These financial measures are not derived in accordance with generally accepted accounting principles, or “GAAP.”

The Company has provided the following table, which contains estimated results for the fourth quarter of 2012 excluding the impact of Maritech and unusual charges. The Consolidated 2013 Estimate table above also reflects 2013 earnings guidance excluding the impact of Maritech and reconciles such amount to the consolidated per share earnings guidance in accordance with GAAP. The Company’s management views estimated results excluding Maritech and unusual charges as an appropriate measure by which to evaluate results of operations following the sales of Maritech oil and gas producing properties that occurred during 2011 and 2012. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for financial performance presented in accordance with GAAP.

Three Months Ended December 31, 2012
(in millions, except per share amounts)		Net Income Per
	Profit Before Tax	Fully Diluted Share
Estimated fourth quarter 2012 results attributable to
TETRA stockholders	$(5.4) – (3.4)	$(0.04) – (0.06)
Maritech loss and unusual charges	29.0	0.24
Estimated fourth quarter 2012 results attributable to TETRA
Stockholders excluding Maritech and unusual charges	$23.6 – 25.6	$0.18 – 0.20

TETRA is a geographically diversified oil and gas services company focused on completion fluids and associated products and services, after-frac flow back, production well testing and associated services, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for the fourth quarter of 2012 and the 2013 fiscal year, anticipated benefits from the Company’s acquisitions of assets and businesses, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Stuart M. Brightman, 281/367-1983

Fax: 281/364-4346

www.tetratec.com